Exhibit 10.2
Annual RSU Form (4 year vest) (12/15)

NCI BUILDING SYSTEMS, INC. 2003 LONG-TERM STOCK INCENTIVE PLAN
GENERAL TERMS AND CONDITIONS APPLICABLE TO EQUITY AWARDS
As evidenced by the award letter (the “Award Letter”) to which these General Terms and Conditions of Equity Award (the “General Terms and Conditions”) are attached, NCI Building Systems, Inc., a Delaware corporation (the “Company”), has granted to Grantee, pursuant to the provisions of the NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan, as in effect on the Grant Date (the “Plan”), an award of equity compensation (the “Award”) of or relating to shares of Company common stock, $0.01 par value per share (the “Common Stock”, and the shares of Common Stock subject to the Award, the “Awarded Shares”), upon and subject to the terms and conditions set forth in the Award Letter, these General Terms and Conditions and the Plan. Unless otherwise defined in these General Terms and Conditions, capitalized terms used in these General Terms and Conditions shall have the meanings assigned to them in the Award Letter or the Plan, as applicable. Grantee acknowledges receipt of a copy of the Plan in effect as of the date hereof, the terms and conditions of which are incorporated herein by reference. Grantee and the Company are referred to in these General Terms and Conditions collectively as the “Parties” each and individually as a Party”.
1. Effect of the Plan. The Award and the delivery of the Awarded Shares to Grantee are subject to all of the provisions of the Award Letter, these General Terms and Conditions and the Plan, together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Grantee. The Award shall be subject, without further action by the Company or Grantee, to any amendment, modification, restatement or supplement to the Plan that is beneficial to, or increases the rights of, Grantee. The Award shall not be subject to any amendment, modification, restatement or supplement to the Plan that reduces or adversely affects the rights and benefits available to Grantee hereunder, without the Grantee’s consent having been obtained thereto.
2. Grant. The Award shall evidence Grantee’s rights in respect of the Awarded Shares, and Grantee acknowledges that, except as provided in the Award Letter or these General Terms and Conditions, the Grantee shall not have any rights in respect of the Awarded Shares unless and until all vesting, exercise and settlement conditions in the Award Letter and these General Terms and Conditions have been satisfied and all tax withholding obligations applicable to the Vested Awarded Shares (as defined below) have been satisfied. Upon vesting, exercise and/or settlement of the Awarded Shares, as applicable, the Company shall, unless otherwise paid by Grantee as described in Section 9(a) of these General Terms and Conditions, withhold that number of Vested Awarded Shares necessary to satisfy any applicable tax withholding obligation of Grantee in accordance with the provisions of Section 9(a) of these General Terms and Conditions. Grantee agrees that Grantee’s rights to receive and/or retain all or any portion of the Awarded Shares shall be subject to all of the terms and conditions set forth in the Award Letter, these General Terms and Conditions and the Plan, including, but not limited to, the vesting and forfeiture conditions set forth in the Award Letter and Section 4 of these General Terms and Conditions, the restrictions on transfer set forth in the Award Letter and Section 5 of these General Terms and Conditions, and the satisfaction of the Required Withholding as set forth in Section 9(a) of these General Terms and Conditions.
3. Vesting Schedule. The Award shall be subject to such vesting conditions as are set forth in the Award Letter. Awarded Shares that have become vested pursuant to the Award Letter are referred to herein as “Vested Awarded Shares,” and Awarded Shares that have not yet become vested pursuant to the Award Letter are referred to herein as “Unvested Awarded Shares.”
4. Conditions of Forfeiture. Except as provided in the Award Letter, upon termination of Grantee’s continuing employment or consulting relationship with the Company or any Subsidiary (“Continuous Service”, and the date of termination thereof, the “Termination Date”) before the date on which the Award is fully vested, any Awarded Shares which remain Unvested Awarded Shares as of such date shall, without further action of any kind by the Company or Grantee, be forfeited.
5. Non-Transferability. Grantee may not, without the consent of the Committee, sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any portion of the Awarded Shares (or any right or interest therein) that does not consist of issued and outstanding shares of Common Stock. In addition, Grantee may not, without the consent of the Committee, sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any portion of the Awarded Shares (or any right or interest therein) that consists of issued and outstanding shares of Common Stock unless such shares of Common Stock are also Vested Awarded Shares. Any transfer in violation of this Section 5 shall be void and of no force or effect, and shall result in the immediate forfeiture of all Unvested Awarded Shares.
6. Dividend and Voting Rights; Dividend Equivalents.
(a)    Subject to Sections 4 and 5 and such other terms and conditions set forth in the Award Letter or in the Plan, upon the issuance of shares of Common Stock subject to the Awarded Shares, Grantee will obtain the rights of a stockholder of the Company, including the right to vote all such shares of Common Stock and to receive all dividends, cash or stock (other than stock dividends accounted for as a stock split), paid or delivered thereon, from and after the date of such issuance.
(b)    Unless otherwise expressly set forth in an Award Letter, if, following the Grant Date hereof and prior to the issuance of shares of Common Stock subject to the Awarded Shares, any dividends, cash or stock (other than stock dividends accounted for as a stock split), are paid or delivered by the Company with respect to the Common Stock, Grantee shall be entitled to receive the amount of such dividends that would have been paid on shares of Common Stock relating to the unissued Awarded Shares. Such amount shall be paid to Grantee at the time and in the form the dividend is paid to holders of shares of the Common Stock, provided such amount shall be reduced by any Required Withholding. The subsequent forfeiture of the Unvested Awarded Shares pursuant to Section 4 hereof shall not create any obligation to repay cash dividends or stock dividends (other than stock dividends accounted for as a stock split) received under this Section 6(b) as to such Unvested Awarded Shares,
7. Capital Adjustments and Corporate Events. If, from time to time during the term of the Award, there is any capital adjustment affecting the outstanding Common Stock as a class without the Company’s receipt of consideration (including stock dividends accounted for as a stock split), the Awarded Shares shall be adjusted in accordance with the provisions of Section 12 of the Plan. Any and all new, substituted or additional securities to which Grantee may be entitled by reason of Grantee’s ownership of the Awarded Shares hereunder because of a capital adjustment shall be immediately subject to the forfeiture provisions of the Award Letter and, if relating to Unvested Awarded Shares, shall be included thereafter as “Unvested Awarded Shares” for purposes of the Award Letter and these General Terms and Conditions.
8. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any shares of Common Stock issued with respect to Awarded Shares that have been sold or otherwise transferred in violation of any of the provisions of the Award Letter, these General Terms and Conditions or the Plan, or (ii) to treat as owner of such shares, or accord the right to vote or pay or deliver dividends or other distributions to, any purchaser or other transferee to whom or which Grantee shall have attempted to transfer such shares in violation of the provisions of the Award Letter, these General Terms and Conditions or the Plan.

9. Tax Matters.
(a)     At all times on and prior to the final vesting date with respect to the Awarded Shares, the Company and Grantee shall cooperate to satisfy applicable federal, state and local income and employment tax withholding requirements applicable to the grant, exercise, vesting and/or settlement of the Awarded Shares (the “Required Withholding”). The Company shall withhold from the shares of Common Stock that otherwise have been or would have been delivered to Grantee (as applicable) the number of shares of Common Stock necessary to satisfy Grantee’s Required Withholding unless the Required Withholding shall previously have been satisfied, and, if applicable, shall deliver the remaining shares of Common Stock to Grantee. The amount of the Required Withholding and the number of shares of Common Stock to be withheld by the Company, if applicable, to satisfy Grantee’s Required Withholding, as well as the amount reflected on tax reports filed by the Company, shall be based on the value of such shares of Common Stock determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date prior to the applicable vesting date or the date on which the shares of Common Stock are delivered to Grantee, as appropriate. The obligations of the Company under these General Terms and Conditions will be conditioned on such satisfaction of the Required Withholding.
(b)     Grantee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Grantee to review with Grantee’s own tax advisors the federal, state, and local tax consequences of this Award. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of the Award. Grantee understands further that, if the Awarded Shares represent the right to receive shares of Common Stock in the future and not the issuance of shares of Common Stock on the Grant Date, no election under Section 83 of the Internal Revenue Code of 1986, as amended, may be made with respect to this Award.
10. Covenants of Grantee.
(a)     For the period beginning on the Grant Date through the first anniversary of the Termination Date, Grantee shall not, directly or indirectly and whether on Grantee’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, any business that manufactures, engineers, markets, sells or provides, within a 250-mile radius of any then existing manufacturing facility of the Company and its Subsidiaries and affiliates, metal building systems or components (including, without limitation, primary and secondary framing systems, roofing systems, end or side wall panels, doors, windows or other metal components of a building structure), coated or painted steel or metal coils, coil coating or painting services, or any other products or services that are the same as or similar to those manufactured, engineered, marketed, sold or provided by the Company or its Subsidiaries and affiliates during the Continuous Service of Grantee. Ownership by Grantee of equity securities of the Company, or of equity securities in other publicly owned companies constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant.
(b)     For the period beginning on the Grant Date through the second anniversary of the Termination Date, Grantee shall not, directly or indirectly and whether on Grantee’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, either (i) hire, seek to hire or solicit the employment or service of any employee, agent or consultant of the Company or its Subsidiaries and affiliates, (ii) in any manner attempt to influence or induce any employee, agent or consultant of the Company or its Subsidiaries and affiliates to leave the employment or service of the Company or its Subsidiaries and affiliates; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its Subsidiaries and affiliates unless required by due process of law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its Subsidiaries or affiliates with whom Grantee dealt, directly or indirectly, during Grantee’s engagement with the Company or its Subsidiaries or affiliates.
(c)     Prior to the vesting of Grantee’s Unvested Awarded Shares, for purposes of the covenants made in this Section 10, the Company promises to provide Grantee (as is necessary for Grantee’s position) with various trade secrets and proprietary and confidential information consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as the “Trade Secrets”), which are owned by the Company and regularly used in the operation of its business, but in connection with which the Company takes precautions to prevent dissemination to persons other than certain directors, officers and employees. Grantee acknowledges and agrees that the Trade Secrets (a) are secret and not known in the industry or to the public; (b) are entrusted to Grantee after being informed of their confidential and secret status by the Company and because of the fiduciary position occupied by Grantee with the Company; (c) have been developed by the Company for, and on behalf of, the Company through substantial expenditures of time, effort and money and are used in its business; (d) give the Company an advantage over competitors who do not know or use the Trade Secrets; (e) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (f) the Trade Secrets are valuable, special and unique assets of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company. Grantee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, during Grantee’s Continuous Service with the Company, or at any time thereafter, except as required in the course of Grantee’s Continuous Service with the Company. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Grantee or otherwise coming into Grantee’s possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances without the prior written consent of the Board of Directors of the Company (except in the ordinary course of business during Grantee’s Continuous Service with the Company), and in any event shall be promptly delivered to the Company upon termination of Grantee’s Continuous Service for any reason. Grantee agrees that, upon Grantee’s receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Grantee shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Chairman of the Board and Chief Executive Officer of the Company. For this purpose, Grantee irrevocably nominates and appoints the Company (including any attorney retained by the Company), as Grantee’s true and lawful attorney-in-fact, to act in Grantee’s name, place and stead to perform any act that Grantee might perform to defend and protect against any disclosure of any Trade Secrets.
(d)     For the period beginning on the Grant Date through the first anniversary of the Termination Date, Grantee shall not for any reason whatsoever (whether or not related to the Award or the Awarded Shares) institute any legal proceedings against the Company, any of its Subsidiaries, or any of its officers, directors, agents or representatives.
(e)        (i) The parties hereto intend all provisions of subsections (a), (b), (c) and (d) of this Section 10 to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of subsections (a), (b), (c) or (d) of this Section 10 is too broad to be enforced as written, the parties intend that the court may reform the provision to such narrower scope as it determines to be reasonable and enforceable, and, in the event the court reforms Section 10 (a) hereof, the Company may elect to either accept enforcement of the provision as so modified or require the return of cash or Shares as set forth in Section 10(e)(ii). In addition, however, Grantee agrees that the non-competition agreements, non-employment agreements, non-disclosure and no litigation agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall survive the Termination Date. The existence of any claim or cause of action of Grantee against the Company, except for a breach of these General Terms and Conditions by the Company or its Subsidiaries, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Grantee contained in the non-competition, non-employment, non-disclosure and no litigation agreements.
(ii) If in connection with the challenge by Grantee of any provision of Section 10(a), any court of competent jurisdiction determines that the non-competition agreement in Section 10(a) hereof is void or unenforceable or modifies Section 10(a) and the Company declines to accept the modification, Grantee agrees to return to the Company an amount equal to 80% of the total value awarded Grantee under this Award, whether in the form of (whichever is applicable) (A) shares of Common Stock still owned by Grantee, (B) cash or other immediately available funds in an amount equal to the then fair market value of the shares of Common Stock issued on grant, vesting, exercise, settlement or conversion of Awarded Shares determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date such determination is made, or (C) any combination of (A) and (B) as determined by the Committee.
(f)     Grantee hereby agrees that a breach of any of the provisions of this Section 10 would cause irreparable injury to the Company and its Subsidiaries and affiliates, for which they would have no adequate remedy at law. If Grantee breaches or threatens to breach any of the covenants set forth in this Section 10, then without regard for any provision to the contrary, including Section 13 hereof, the Company shall have the right to immediately seek injunctive relief from a court having jurisdiction for any actual or threatened breach of this Section 10 without necessity of complying with any requirement as to the posting of a bond or other security (it being understood that Grantee hereby waives any such requirement). Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law, in equity or otherwise. Grantee hereby agrees that upon receipt of notice of the Company’s intent to seek injunctive relief, Grantee will not sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any shares of Common Stock issued upon grant, vesting, exercise, settlement or conversion of Awarded Shares, or any right or interest therein, pending the final resolution of such injunctive relief proceeding. In addition, Grantee shall, within ten (10) business days after it is ultimately determined that Grantee has committed such a breach hereof, whether in an injunctive proceeding brought under this Section 10(f) or pursuant to the dispute resolution provisions of Section 13 hereof, either (i) redeliver to the Company the shares of Common Stock issued upon grant, vesting, exercise, settlement or conversion of Awarded Shares, if still owned by Grantee, or (ii) reimburse the Company an amount equal to the then fair market value of such shares of Common Stock determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date such determination is made; which amount shall be paid to the Company in cash or other immediately available funds.
(g)     By acceptance of the Award, Grantee agrees to cooperate with, provide information to, and to participate in such exams and activities as requested by, the Company, if the Company, in its sole discretion, elects to obtain insurance or make other financial arrangements to fund or otherwise assure or assist in the performance and satisfaction of the Company’s obligations and liabilities under these General Terms and Conditions.
11. Entire Agreement; Governing Law. The Award Letter, the Plan and these General Terms and Conditions constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof. If there is any inconsistency between an express provision of the Award Letter, these General Terms and Conditions, and the Plan, the Committee shall resolve such inconsistency in a manner consistent with the intention of the Company in granting the Award. Nothing in the Plan, the Award Letter or these General Terms and Conditions (except as expressly provided in any of such instruments) is intended to confer any rights or remedies on any person other than the Parties. The Award Letter, these General Terms and Conditions and the Plan are to be construed in accordance with and governed by the internal laws of the State of Texas, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the Parties. Should any provision of the Plan, the Award Letter and these General Terms and Conditions relating to the Award (excluding for this purpose the provisions of Section 10(a), which is addressed in Section 10(e)) be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.
12. Interpretive Matters. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in these General Terms and Conditions are inserted for convenience and shall not be deemed a part of these General Terms and Conditions for construction or interpretation.
13. Dispute Resolution. Except as provided in Section 10 hereof, the provisions of this Section 13 shall be the exclusive means of resolving disputes of the Parties (including any other persons claiming any rights or having any obligations through the Company or Grantee) arising out of or relating to the Plan, the Award Letter and these General Terms and Conditions. The Parties shall attempt in good faith to resolve any disputes arising out of or relating to the Plan, the Award Letter and these General Terms and Conditions by negotiation between individuals who have authority to settle the controversy. Either Party may commence negotiations by delivering to the other Party a written statement of the Party’s position and the name and title of the individual who will represent the Party. Within thirty (30) days of the written notification, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation within ninety (90) days of the written notification of the dispute, either Party may file suit and each Party agrees that any suit, action, or proceeding arising out of or relating to the Plan, the Award Letter and these General Terms and Conditions shall be brought in the United States District Court for the Southern District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a

Texas state court in Harris County, Texas) and that the Parties shall submit to the jurisdiction of such court. The Parties irrevocably waive, to the fullest extent permitted by law, any objection a Party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 13 shall for any reason be held invalid or unenforceable, it is the specific intent of the Parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
14. Nature of Payments. Any and all grants or deliveries related to the Award hereunder shall constitute special incentive payments to Grantee and shall not be taken into account in computing the amount of salary or compensation of Grantee for the purpose of determining any retirement, death or other benefits under (a) any retirement, bonus, life insurance or other employee benefit plan of the Company, or (b) any agreement between the Company and Grantee, except as such plan or agreement shall otherwise expressly provide.
15. Amendment; Waiver. The Award Letter and these General Terms and Conditions may be amended or modified only by means of a written document or documents signed by the Company and Grantee. Any provision for the benefit of the Company contained in the Award Letter or these General Terms and Conditions may be waived, either generally or in any particular instance, by the Board or by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

16. Notice. Any notice or other communication required or permitted hereunder shall be given in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earlier of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, addressed to the other Party at the Company’s principal executive office or the address of Grantee in the records and books of the Company, or to such other address as such Party may designate in writing from time to time by notice to the other Party in accordance with this Section 16.
BY ACCEPTING THE AWARD, GRANTEE ACKNOWLEDGES AND AGREES THAT THE AWARDED SHARES SUBJECT TO THE AWARD SHALL VEST AND THE FORFEITURE PROVISIONS SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE PROVIDED IN THE AWARD LETTER (NOT THROUGH THE ACT OF BEING GRANTED THE AWARD). GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THE AWARD LETTER OR THESE GENERAL TERMS AND CONDITIONS OR THE PLAN SHALL CONFER UPON GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF GRANTEE’S CONTINUOUS SERVICE. Grantee acknowledges receipt of a copy of the Plan, represents that Grantee is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. Grantee has reviewed the Award Letter, these General Terms and Conditions and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Award Letter, and fully understands all provisions of the Award Letter and these General Terms and Conditions and the Plan. Grantee hereby agrees that all disputes arising out of or relating to the Award Letter and these General Terms and Conditions and the Plan shall be resolved in accordance with Section 13 of these General Terms and Conditions. Grantee further agrees to notify the Company upon any change in the address for notice indicated in these General Terms and Conditions.

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Exhibit to General Terms and Conditions of Equity AwardAdditional Terms Applicable to Restricted Stock Units

(a)    Except as provided otherwise in paragraph (b) below, the Restricted Stock Units shall vest if Grantee’s Continuous Service does not terminate during the period commencing with the Grant Date and ending with the applicable date that such portion of the Restricted Stock Units vests (each, a “Vesting Date”). Restricted Stock Units that have vested are referred to herein as “Vested Restricted Stock Units,” and Restricted Stock Units that have not yet vested pursuant to this Agreement are referred to herein as “Unvested Restricted Stock Units.” Subject to the provisions of paragraph (b), if Grantee’s Continuous Service is not terminated prior to an applicable Vesting Date, the Restricted Stock Units shall vest as follows:
(i) twenty-five percent (25%) of the Restricted Stock Units shall vest on the first anniversary of the Grant Date;
(ii) twenty-five percent (25%) of the Restricted Stock Units shall vest on the second anniversary of the Grant Date;
(iii) twenty-five percent (25%) of the Restricted Stock Units shall vest on the third anniversary of the Grant Date; and
(iv) the remaining Restricted Stock Units shall vest on the fourth anniversary of the Grant Date (the “Final Vesting Date”).
If an installment of the vesting would result in a fractional Vested Restricted Stock Unit, such installment will be rounded to the next higher or lower number of Restricted Stock Units, as determined by the Company, except the final installment, which will be for the balance of the Unvested Restricted Stock Units.
(b)    Forfeiture of Restricted Stock Units.
(i)     Except as provided in this paragraph (b), if the Grantee’s Termination Date shall occur before the Final Vesting Date for any reason, any Unvested Restricted Stock Units as of such date shall, without further action of any kind by the Company or Grantee, be forfeited.
(ii)     Notwithstanding anything to the contrary in this Award Letter, the Unvested Restricted Stock Units shall become vested (i) upon the death of Grantee during Grantee’s Continuous Service; (ii) if Grantee suffers a Disability during Grantee’s Continuous Service; (iii) subject to the approval of the Committee in its sole discretion, upon Grantee’s attainment of 65 years of age during Grantee’s Continuous Service; or (iv) in accordance with the provisions of Section 12(b) of the Plan relating to a Change in Control. For avoidance of doubt and notwithstanding any provision of the Plan to the contrary, Grantee agrees that neither Grantee’s retirement or nor Grantee’s attainment of Normal Retirement Age shall have any effect on the vesting of the Unvested Restricted Stock Units, unless the Committee shall determine otherwise. For purposes of the Award Letter, “Change in Control” shall have the meaning set forth in the Plan; provided, however, that, for the avoidance of doubt, clause (i) of the definition of “Change in Control” set forth in the Plan shall not be deemed to include an acquisition by a person which is inadvertent and/or otherwise not entered into for the purpose of, and does not have the effect of, changing or influencing the control of, the Company.
(iii)    On each Settlement Date, the applicable number of vesting Unvested Restricted Stock Units not previously forfeited or applied to the payment of withholding taxes will convert to and be settled in an equal number of shares of Common Stock. Evidence of the issuance of the shares of Common Stock pursuant to this Award Letter may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a certificate or certificates in the name of Grantee or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate.
(d)    For purposes of this Award Letter, the “Grant Date” is December 15, 2015, and the “Settlement Date” with respect to any unvested Restricted Stock Units means a date selected by the Company within thirty (30) days following the applicable Vesting Dates of such Restricted Stock Units.